Certain identified information has been omitted from this exhibit because it is not material and of the type that the reigstrant treats as private or confidential. [***] indicates that information has been omitted.

February 5, 2021

M. Amin Khan, PhD

[***]

Delivered via email: [***]

RE: Offer of Employment

Dear Amin:

Congratulations, I am pleased to extend you this offer to join GreenLight Biosciences, Inc. (“GreenLight”). You will be joining our company at an exciting time. We are developing products to create a future with a cleaner environment, healthier people, and a stronger food supply chain. We are proud of our leading technology, sustainable business practices, and talented employees. And now we are excited that you are joining us to add your skills, experiences, and capabilities. We believe you will find GreenLight to be an exciting and rewarding environment.

The details below confirm our offer to you and are intended to replace any prior discussion or communication concerning your terms of employment.

Position and Duties. Your initial position will be Chief Scientific Officer, Human Health reporting to Dr. Andrey J. Zarur, Founder & CEO. Your position is located at the company’s office in Medford, MA. Your position is considered full-time and you will be expected to direct your full business time and energy to the affairs of GreenLight. You shall not engage in any other activity which could reasonably be expected to interfere with the performance of your duties, services, and responsibilities to GreenLight. Your performance will be reviewed periodically in accordance with GreenLight’s practices.

Employment Start Date. April 1, 2021, unless you and Greenlight mutually agree to a different date.

Compensation. Upon commencement of your employment, GreenLight shall pay you a salary at the rate of $400,000 per year (the “Salary”). Your Salary may be increased but will not be reduced unless the reduction is in concert and proportion with salary reductions among other GreenLight executives. Your position is considered “exempt” and you are not eligible for overtime.

All payments referred to in this Offer of Employment will be paid in accordance with GreenLight’s usual payroll practice and GreenLight will deduct all applicable Federal, State and local withholding taxes and other lawful deductions.

In addition, you are eligible for a discretionary bonus of 40% of your annual base salary based upon the achievement of company and individual milestones. The existence of this bonus and your eligibility to participate in such program will be strictly within the discretion of GreenLight. The existence of a bonus program and/or your achievement and receipt of a bonus in any one year is not a guarantee that there will be such a program in subsequent years.

Stock Options. We will propose to the GreenLight Board of Directors (the “Board”) that you receive the option to purchase 800,000 shares of common stock according to the terms of the GreenLight Biosciences, Inc 2012 Stock Incentive Plan. All equity grants are subject to the approval and discretion of the Board (or its committee). Option vesting will begin on the first anniversary of your

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employment start date when 25% of the number of options granted will be exercisable. You will become fully vested on the fourth anniversary of your employment start date, under the schedule set forth in the Option.

Sign On Bonus. To help you with your transition to Greenlight, the company agrees to pay you a one-time conditional Sign-On Bonus in cash, consisting of two segments as follows: $75,000 to be paid within thirty days of your start date; another $75,000 to be paid within thirty days of the first anniversary of your employment start date (collectively the “Sign-On Bonus”); provided, however, that you agree that if you voluntarily resign from the company for any reason within twelve months of the receipt of any segment of the Sign-On Bonus, the gross amount of that segment must be repaid in full. You further agree that you will repay the Sign-On Bonus no later than the effective date of your resignation. Receipt of the Sign-On Bonus segments is contingent on continued employment during the two-year period. Should you voluntarily resign or be involuntarily terminated for cause, prior to the receipt of any of the segments, the payment of the outstanding segment of the Sign-On Bonus will forfeit.

Benefits. You will be entitled to participate in health insurance and dental insurance, with GreenLight to pay a portion of the premium and you to pay a portion of the premium. GreenLight also offers employees a 401(k) plan. GreenLight may amend or modify the benefits provided to you and other employees from time to time as it deems appropriate. Your eligibility to participate in employee benefits will be dictated by the terms of that benefit, as may be amended from time to time. If you have any questions, please do not hesitate to ask.

Vacation and Holidays. You will have the opportunity to accrue up to 20 days of vacation per year and up to forty (40) hours of sick time per year, to be accrued and used in accordance with GreenLight policy. GreenLight also recognizes holidays and grants employees’ parental leave. The terms for these opportunities are set forth in our handbook.

No Conflicting Agreement. You represent and warrant to GreenLight that you are not a party to or bound by any confidentiality, non-competition, non-solicitation, employment, consulting or other agreement or restriction which could conflict with, or be violated by, the performance of your duties to GreenLight. If you are subject to any such agreement, you should provide a copy to GreenLight for us to review prior to commencing employment.

Confidential Information and Cooperation. As a condition of this offer by GreenLight, you must review, execute, enter into, and be bound by the letter agreement addressing confidentiality, non-competition, and intellectual property, a copy of which is attached hereto as Exhibit A.

Employment Verification and Background Checks. This offer of employment is contingent upon satisfactory completion of a background investigation and reference checks. In addition, as a condition of employment, the company is required to certify the legal status of all employees. Therefore, on your first day of employment, you must provide documentary evidence of your identity and eligibility for employment in the United States in accordance with applicable law.

At-Will Nature of Employment. Your employment with GreenLight will be “at-will,” which means the employment relationship may be terminated by you or by GreenLight at any time, for any reason (or no reason at all) and with or without notice. In the event of termination or resignation, you will be required to participate in an Exit Interview in accordance with the Employee Handbook.

Obligations to Others. GreenLight requires its employees to honor their valid legal obligations to their prior employers (just as we expect you will honor your ongoing legal obligations to GreenLight should you leave our employ). Therefore, as a condition of your employment by GreenLight, you must not bring with you from your current or former employer(s)any confidential or proprietary business information, or copies of such information, you must not reveal to GreenLight or any of

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our employees or use on GreenLight’s behalf any such information; and you must comply with any other valid contractual obligations owed to previous employers.

We are excited about the future of GreenLight and look forward to you joining our team. If the foregoing offer is acceptable to you, please sign below and return your signed duplicate original to me no later than 5:00pm on February 7, 2021.

Sincerely,

GREENLIGHT BIOSCIENCES, INC.

____________________________________

Charu Manocha

Chief People Officer

By signing below, I agree to these terms. I also confirm that all information I provided during the hiring process is true, and that I have not withheld any material information during the hiring process:

________________________________ Date: ________________

M. Amin Khan, PhD

Attachments:

Exhibit A: Section 409A Addendum

Exhibit B: Confidentiality and Proprietary Rights Letter Agreement – To be executed upon the Employment Start Date

Exhibit A Section 409A Addendum

All compensation terms in this letter or subsequent agreements with you are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this letter, payments provided pursuant to this letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments that may be excluded from Section 409A either due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made in connection with a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this letter comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

Notwithstanding any other provision of this letter, if at the time of the Executive’s termination of employment, the Executive is a “specified employee”, determined in accordance with Section 409A, any payments and benefits provided under this letter that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to the Executive on account of her separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of the Executive’s termination date (”Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If the

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Executive dies before the Specified Employee Payment Date, any delayed payments shall be paid to the Executive’s estate in a lump sum within four weeks of the Executive’s death.

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EXHIBIT B

Confidentiality and Proprietary Rights Letter Agreement

This Agreement is to confirm our understanding with respect to (i) your agreement not to compete with GreenLight Biosciences, Inc., a Delaware corporation, or any present or future parent, subsidiary or affiliate thereof (collectively, the “Company”), (ii) your agreement to protect and preserve information and property which is confidential and proprietary to the Company and (iii) your agreement with respect to the ownership of inventions, ideas, copyrights and patents which may be used in the business of the Company (the terms and conditions agreed to in this letter are hereinafter referred to as the “Agreement”). In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, including the cash hiring bonus being provided by the company, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

1. Prohibited Competition.

(a) Certain Acknowledgements and Agreements.

(i) We have discussed, and you recognize and acknowledge the competitive and proprietary aspects of the business of the Company.

(ii) You acknowledge that a business will be deemed competitive with the Company if it develops, manufactures, markets or sells any products using Cell Free Processes (as defined below), including any research and development activities related to product concepts in Crop Protection and Life Sciences applications utilizing the Cell Free Process to the targets identified within the period of your employment (the "Competitive Business"). "Cell-Free Process" means cell-free systems (that may include but are not limited to processes that use certain proprietary bio-tools, such as silencing reactions, enzyme relocation, and redox control as well as other processes) proposed to be developed, under development, developed, marketed, or used by the Company in its business or similar to those proposed to be developed, under development, developed, marketed, or used by the Company, during the term of your employment or engagement by the Company.

(iii) You agree and understand that nothing in this Agreement shall confer any right with respect to continuation of service by the Company, or the Company’s right to terminate its relationship with you at any time, with or without cause.

(iv) You further acknowledge that, during the course of your employment with the Company, the Company will furnish, disclose or make available to you Confidential Information (as defined below) related to the Company’s business and that the Company may provide you with unique and specialized training. You also acknowledge that such Confidential Information and such training have been developed and will be developed by the Company through the expenditure by the Company of substantial time, effort and money and that all such Confidential Information and training could be used by you to compete with the Company. You acknowledge GreenLight’s ability to reserve Confidential Information for the exclusive knowledge and use of GreenLight is of great competitive importance and commercial value to GreenLight. You shall not, at any point during or after your employment, use, disclose or communicate Confidential Information to or for the benefit of any person (including yourself) or entity, other than GreenLight. Further, in the course of your employment with the Company, you will be introduced to customers and others with important relationships to the Company. You acknowledge that any and all “goodwill” created through such introductions belongs exclusively to the Company, including, without limitation, any

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goodwill created as a result of direct or indirect contacts or relationships between you and any customers of the Company.

(v) For purposes of this Agreement, “Confidential Information” means all confidential and proprietary information of the Company, whether in written, oral, electronic or other form, including, but not limited to, information and facts concerning business plans, customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, prospects, client lists, inventions, proprietary technologies, including, without limitation, any patents, patent applications, invention disclosures, research data, processes, methods, techniques, formulas, programs, ideas molecules, enzymes or other biological elements proposed to be studied, developed, produced, manufactured or commercialized by Company, whether or not fully developed, patented or patentable; or any other scientific, technical, know-how or Trade Secrets of the Company or of any third party provided to you or the Company under a condition of confidentiality, provided that Confidential Information will not include information that is in the public domain other than through any fault or act by you. The term “Trade Secrets,” as used in this Agreement, means all information of Company, but not limited to, a formula, pattern, compilation, program, device, method, technique, or process, that derives independent economic value, actual or potential, from not being generally known to or readily ascertainable through appropriate means by other persons who might obtain economic value from its disclosure or use; and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, Trade Secrets will be given its broadest possible interpretation under Federal law and the State law of the Commonwealth of Massachusetts and will include, without limitation, anything tangible or intangible or electronically kept or stored, which constitutes, represents, evidences or records or any secret scientific, technical, merchandising, production or management information, or any design, process, procedure, formula, invention, improvement or other confidential or proprietary information or documents. Confidential Information will not apply to information which GreenLight has voluntarily disclosed to the public or which has otherwise lawfully entered the public.

(v) The Company encourages you to consult with an attorney before signing this Agreement.

(b) Non-Competition; Non-Solicitation. During the period of your employment with the Company and for a period of one (1) year following the termination of your employment with the Company you will not, without the prior written consent of the Company:

(i) Acting in the United States or Europe, for yourself or on behalf of any other person or entity, directly or indirectly, either as principal, partner, stockholder, officer, director, member, employee, consultant, agent, representative or in any other capacity, own, perform research, design studies, analyze data, manage, operate or control, or be concerned, connected or employed by, or otherwise associate or advise in any manner with, engage in, or have a financial interest in, any Competitive Business (each, a “Restricted Activity”), except that nothing contained herein will preclude you from purchasing or owning securities of any such business if such securities are publicly traded, and provided that your holdings do not exceed one percent of the issued and outstanding securities of any class of securities of such business; or

(ii) Either individually or on behalf of or through any third party, directly or indirectly, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing with the Company, any customers of the Company, or any prospective customers with respect to which the Company has developed or made a sales presentation (or similar offering of services); or

(iii) Either individually or on behalf of or through any third party, directly or indirectly, (A) solicit, entice or persuade or attempt to solicit, entice or persuade any other employees of or consultants to the Company to leave the services of the Company or (B) employ, cause to be employed, or solicit the employment of any employee of or consultant to the Company while any

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such person is providing services to the Company or within six months after any such person ceases providing services to the Company; or

(iv) Either individually or on behalf of or through any third party, directly or indirectly interfere with or attempt to interfere with, the relations between the Company and any vendor or supplier to the Company.

(c) Reasonableness of Restrictions. You further recognize and acknowledge that (i) the types of employment which are prohibited by this Section 1 are narrow and reasonable in relation to the skills which represent your principal salable asset both to the Company and to your other prospective employers and (ii) the scope of the provisions of this Section 1 is reasonable, legitimate and fair to you in light of the Company’s need to market its services and sell its products in a large geographic area in order to have a sufficient customer base to make the Company’s business profitable and in light of the limited restrictions on the type of employment prohibited herein compared to the types of employment for which you are qualified to earn your livelihood.

(d) Lapse of Restrictions. All non-competition and non-solicitation restrictions imposed on you by this agreement will lapse if your employment is terminated by the Company for a reason other than Cause (as defined in your written Offer of Employment) or upon a written waiver provided by the CEO of the Company.

2. Protected Information. You will at all times, both during the period while you are employed by the Company and after the termination of your employment with Company for any reason or for no reason, maintain in confidence and will not, without the prior written consent of the Company, use, except in the course of performance of your duties for the Company or by court order, disclose or give to others any Confidential Information. Upon the termination of your employment with the Company for any reason or for no reason, or if the Company otherwise requests, (i) you will return to the Company all tangible Confidential Information and copies thereof (regardless how such Confidential Information or copies are maintained) and (ii) you will deliver to the Company any property of the Company which may be in your possession, including products, materials, memoranda, notes, notebooks, laboratory notes, records, reports, or other documents or photocopies or other electronic copies of the same. The terms of this Section 2 are in addition to, and not in lieu of, any statutory or other contractual or legal obligation that you may have relating to the protection of the Company’s Confidential Information. The terms of this Section 2 will survive indefinitely any termination of your provision of services to the Company for any reason or for no reason.

3. Ownership of Ideas, Copyrights and Patents.

(a) Property of the Company. All ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know‑how, inventions, designs, developments, apparatus, techniques, methods and formulae (collectively the “Inventions”), whether patentable, copyrightable or not, made, authored, devised, developed, discovered, reduced to practice, conceived or otherwise obtained by you, solely or jointly with others, during the course of your employment with the Company, which (i) are related to the business or proposed business of the Company or any of the products or services being developed, researched, manufactured or sold by the Company or which may be used in relation therewith, (ii) result from tasks assigned to you by the Company or (iii) are made using the Company’s time, materials or facilities, even if such Inventions do not relate to the business of the Company, will be the sole and exclusive property of the Company, and that you will not publish any of the Inventions without the prior written consent of the Company or its designee. Without limiting the foregoing, you also acknowledge that all original works of authorship which are made by you (solely or jointly with others) within the scope of your employment or which relate to the business of the Company or a Company affiliate and which are protectable by copyright are “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. Section 101). You hereby assign to the Company or its designee all of your right, title and interest in and to all of the

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foregoing. You further represent that, to the best of your knowledge and belief, none of the Inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that you will use your best efforts to prevent any such violation.

(b) Cooperation. At any time during or after the period during which you are employed by the Company, you will reasonably cooperate with the Company and its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect the Company’s rights in and to any of such Inventions, including, but not limited to, joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights with respect to any such Inventions in the United States and in any and all other countries, provided that the Company will bear the expense of such proceedings, and that any patent or other legal right so issued to you personally will be assigned by you to the Company or its designee without charge by you.

(c) Licensing and Use of Innovations. With respect to any Inventions, and work of any similar nature (from any source), whenever created, which you have not prepared or originated during your employment with the Company, but which you provide to the Company or incorporate in any Company product or system, you hereby grant to the Company a royalty-free, fully paid-up, non-exclusive, perpetual and irrevocable license throughout the world to use, modify, create derivative works from, disclose, publish, translate, reproduce, deliver, perform, dispose of, and to authorize others so to do, all such Inventions. You will not include in any Inventions you deliver to the Company or use on its behalf, without the prior written approval of the Company, any material which is or will be patented, copyrighted or trademarked by you or others unless you provide the Company with the written permission of the holder of any patent, copyright or trademark owner for the Company to use such material in a manner consistent with then-current Company policy.

(d) Prior Inventions. Listed on Appendix (1) to this Agreement are any and all Inventions in which you claim or intend to claim any right, title and interest (collectively, “Prior Inventions”), including, without limitation, patent, copyright and trademark interests, which to the best of your knowledge will be or may be delivered to the Company in the course of your employment, or incorporated into any Company product or system. You acknowledge that your obligation to disclose such information is ongoing during the period that you provide services to the Company.

4. Disclosure to Future Employers. The Company, in its discretion, may provide a copy of the covenants contained in Sections 1, 2 and 3 of this Agreement to any business or enterprise which you may directly or indirectly own, manage, operate, finance, join, control or in which you may participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

5. No Conflicting Agreements. You hereby represent and warrant that you have no commitments or obligations inconsistent with this Agreement and you will indemnify and hold the Company harmless against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.

6. General.

(a) Notices. All notices, requests, consents and other communications hereunder will be in writing, will be addressed to the receiving party’s address set forth above or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the

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day such notice is delivered to the courier service, or (iii) if sent by registered mail, on the fifth business day following the day such mailing is made.

(b) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(e) Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved. You may not assign your rights and obligations under this Agreement without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company will be void.

(f) Benefit. All statements, representations, warranties, covenants and agreements in this Agreement will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement will be construed to create any rights or obligations except between the Company and you, and no person or entity other than the Company will be regarded as a third‑party beneficiary of this Agreement.

(g) Governing Law. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

(h) Jurisdiction, Venue and Service of Process. Any legal action or proceeding with respect to this Agreement will be brought in the courts of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts). By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

(i) WAIVER OF JURY TRIAL. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT WILL BE RESOLVED BY A JUDGE ALONE AND EACH OF THE COMPANY AND YOU WAIVE ANY RIGHT TO A JURY TRIAL THEREOF.

(j) Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic

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area covered thereby, the court making such determination will have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form such provision will then be enforceable and will be enforced.

(k) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(l) Injunctive Relief. You hereby expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in Section 1, 2 or 3 of this Agreement will result in substantial, continuing and irreparable injury to the Company. Therefore, in addition to any other remedy that may be available to the Company, the Company will be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Section 1, 2 or 3 of this Agreement.

(m) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, will operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, will preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto will not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement will entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(o) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(p) Opportunity to Review. You hereby acknowledge that you have had adequate opportunity to review these terms and conditions and to reflect upon and consider the terms and conditions of this Agreement, and that you have had the opportunity to consult with counsel of your own choosing regarding such terms. You further acknowledge that you fully understand the terms of this Agreement and have voluntarily executed this Agreement.

7. Permission to Disclose Information under Defend Trade Secrets Act. Notwithstanding anything else in this Agreement, please note the following: Pursuant to 18 USC § 1833(b), an individual shall not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to a court order.

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If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours,

GREENLIGHT BIOSCIENCES, INC.

By: _________________________________

Charu Manocha

Chief People Officer

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT APPENDIX 1 TO THIS AGREEMENT.

Accepted and Approved:

_____________________________ _______________

M. Amin Khan, PhD Date

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APPENDIX 1

PRIOR INVENTIONS

[***]

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